Exhibit 10.11

 ICICI Bank

Green Dragon Wood Products Company Limited,
Hong Kong

April 29, 2014

45/IBGHKG/69189

Dear Sirs,

USD 4.0 MILLION CREDIT FACILITIES

ICICI Bank Limited, Hong Kong Branch (the "Bank") is pleased to make available to you the facilities set out in paragraph 3 below, on an uncommitted basis for a period of 12 months from April 27, 2014 (the "Availability Period") and subject to the terms and conditions set out in this Facility Letter. The facilities available to you under this Facility Letter (the "Facilities") are subject to non occurance of any Material Adverse Change, at the Bank's sole discretion.

Notwithstanding anything contained herein, the total amount of the Facilities in the aggregate shall not exceed USD 4.0 million (United States Dollars four million).

1.  Borrower

Green Dragon Wood Products Company Limited, a company incorporated under the laws of Hong Kong having its registered office at Unit 312, 3/F, New East Ocean Centre, 9 Science Museum Road, Kowloon, Hong Kong bearing company no.  709009 (the "Customer" or "you").

2.  Interpretation and Standard Terms

The provisions of the Bank's General Commercial Agreement (as amended, supplemented or restated from time to time, the "General Commercial Agreement") are incorporated into this Facility Letter to the extent that they are not inconsistent with the terms and conditions of this Facility Letter; in the event of  any inconsistency the provisions in this Facility Letter shall prevail.

Unless otherwise defined in this Facility Letter or where the context otherwise requires, terms defined and references construed in the General Commercial Agreement shall have the same meanings in this Facility Letter and references to this Facility Letter or its terms and conditions include any Appendices to this Facility Letter and the terms and conditions in those Appendices.

This Facility Letter, the Bank's General Commercial Agreement, the Security Documents and any other document which the Bank may from time to time require to be completed, executed and/or delivered in connection with the Facilities and which is designated a Facility Document by the Bank shall be the "Facility Documents".

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.

 ICICI Bank

3.  Facilities

The facilities available to you under this Facility Letter (the "Facilities") are:

Facility	Amount	Applicable conditions / terms
1. Documentary Credit Facility Opening of Sight / Usance Letters of Credit (the "LC") on a back-to- back basis against receipt of original letters of credit from a bank acceptable to the Bank (the "Parent LC") as further detailed in the Facility Letter (the "LC Facility")
USD 4.0 million
(i) Purpose:
The Customer shall utilise the LC Facility for the general working capital requirements for the Customer's imports and exports by way of LC.

The terms and conditions as specified in Annexure A shall be applicable to this LC Facility.

(ii) Usance:
The usance of any LC shall not exceed 180 days from the date of shipment.

Further, the usance period of the LC must be at least 15 days in case Parent LC is a sight letter of credit or usance of at least 15 days more than the usance period of the Parent LC.

Total Facilities Amount	USD 4.0 million

Notes:

(A)  The Bank shall have the sole discretion to reject specific transactions (and to refuse to issue a LC) for which the Facilities may not be utilised, without assigning any reasons whatsoever.

(B)  The Customer shall from time to time, at the request of the Bank, provide to it any representations/declarations as may be required pursuant to any laws/regulations relating to sanctions promulgated by any country/the UN and/or any other anti money laundering laws/guidelines, in a form and manner acceptable to the Bank.

4.  Interest Rate / Commission

1. LC Facility	Commission:

(i)The rate of commission to be applied in respect of each LC (sight and usance) issued under the LC Facility (the "LC Commission") shall be calculated as follows, subject to a minimum of USD 40.0-

(a) For the first USD 50,000- 1/4 % of the face value of the LC;

(b) For any amount in excess of USD 50,000- 1/10% of the face value of the LC exceeding USD 50,000

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.

 ICICI Bank

The LC Commission shall be payable upfront at the time of issuance of each respective LC.

(ii)The rate of the Commission in lieu of exchange / payment commission ("Payment Commission") (which applies in addition to the LC Commission) to be applied in respect of each bill under the respective LC shall be calculated as follows-

(a) For the first USD 50,000• 1/4 % of the face value of the LC;

(b) For any amount in excess of USD 50,000- 1/10% of the face value of the LC exceeding USD 50,000

The Payment Commission shall be subject to a minimum charge of USD 50.0 per LC and is payable for all currencies with respect to transactions that do not involve currency conversion. Payment Commission shall be payable at the time of issuance of each respective LC.

(iii) The rate of the document acceptance commission ("Document Acceptance Commission") (which applies to usance LCs with a tenor longer than 30 days in addition to the LC Commission and Payment Commission) to be applied in respect of each bill under the respective LC shall be calculated at 1/10 % per month on the face value of the bill, subject to a minimum of USD 40.0. Document Acceptance Commission, shall be payable at the time of issuance of each respective LC.

(iv) The export commission ("Export Commission") to be applied as per the Bank charges and shall be payable at upfront at the time of issuance of each respective LC.

2. Default Interest
(i) If any amounts due and payable under the Facilities is not paid on the respective due date, default interest shall be applicable to the amount outstanding, and shall accrue from the due date until the date of actual payment of such amount to the Bank. Default interest shall be 4% per annum over US Prime Rate (for the LC Facility), provided however that default interest shall be compounded monthly and shall be due and payable immediately on demand by the Bank

(ii) Additional interest at the rate of 1% per annum on the aggregate amount of all outstanding amounts under the Facilities and the face value of any outstanding LC, shall also apply in respect of breach of any other term of the Facility Documents by the Customer. Such additional interest shall accrue from the date of occurrence of a breach until such time as the breach is remedied to the satisfaction of the Bank, and this amount shall be in addition to all other interest and amounts due and/or payable under the Facilities.

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.

 ICICI Bank

the US Prime Rate shall mean the US prime rate as available on "USPRIME=" page of Reuters

3. Cash Margin	The Customer shall, at all times, maintain a cash margin equivalent to 5% of the amount of the Facilities utilised with the Bank in the form of a fixed deposit ("Cash Margin").

4. Processing Fees	The Customer shall pay a non refundable processing fee of USD 15,000 upfront on the acceptance of the facility letter.

Notes:
(A)	The applicable LIBOR / PRIME RATE shall be determined by the Bank and shall be payable in arrear at such intervals and interest periods as may be determined by the Bank.

(B)
The Bank may, from time to time at its discretion, review and amend any rate of interest or commission stated above (including any additional rate that may be payable on overdue amounts or otherwise) by notice to you if in the Bank's opinion, there is a change in market conditions necessitating such review. Such amendments shall take effect and be binding on you from the date of such notice.

(C)	No part of any fee or commission shall be refundable to you in any circumstances, including in respect of any period following the discharge or cancellation of a Guarantee.

(D)	The Facilities shall be utilized only in USD.

(E)	Any charges incurred due to services availed from correspondent banks (including advising and confirmation charges) to be borne by Customer or the beneficiary of the Parent LC.

(F)
The Bank shall have the right to inspect all units and offices of the Customer as and when decided by it. Such inspections may also be conducted by the Bank's concurrent auditors, statutory auditors, professional advisors, consultants and/or by officials of regulatory authorities such as the Hong Kong Monetary Authority ("HKMA") and the RBI. Inspections may also be carried out by any re-financing agency from which the Bank may avail refinance for the Facilities. The Customer shall make available to anyone carrying out such inspection, all information concerning its business and accounts, immediately on demand by the Bank. All expenses in connection with such inspection will be borne by the Customer and shall be reimbursed to the Bank immediately on demand by it.

5.  Utilisation Conditions

5.1    The Facilities shall, at the sole and absolute discretion of the Bank, be available for utilisation by you upon the full satisfaction of the following conditions precedent:

(i)  the Bank has received the documents  listed in paragraph 5.4   below, each in form and substance satisfactory to it.

(ii) completion of "Know Your Customer"/ "Customer  Due Diligence" requirements of the Bank;

(iii) Such other documents as may be required by the Bank.

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.

 ICICI Bank

5.2  The Customer shall fulfil the following condition subsequent within the 45 days from the date of this Facility Letter, to the satisfaction of the Bank:

(i)  perfection of security as detailed in Clause 6.1

5.3  Each LC under the LC Facility shall, at the sole and absolute discretion of the Bank, be available for issuance upon the full satisfaction of the following conditions precedent:

(i) the original Parent LC in the form and manner acceptable to the Bank;

(ii)  the proceeds of the Parent LC have been assigned in favour of the Bank; and

(iii)  any other document as may be required by the Bank, each in form and substance satisfactory to it and in compliance  with all  conditions  as  mentioned  in Annexure A.

5.4  The following documents  shall be furnished to the Bank as a condition  precedent to the Facilities being made available:

(A) CUSTOMER

(i) a certified copy of the constitutional documents of the Customer;

(ii)  The countersigned copies of this Facility Letter and the General Commercial Agreement.

(iii)  Resolutions of the board of directors of the Customer accepting the Facilities and this Facility Letter and authorising the execution of the Facility Documents to which you are a party, in a form acceptable to the Bank along with the signature specimen of the authorised signatories of the Customer.

(iii)  The  Security  Documents  listed  in paragraph  6 (Security  and  support)  below duly executed by the relevant parties thereto

(iv)  The Power of Attorney

(v)  certificate of an authorised signatory of the Customer certifying that (i) each copy document relating to it specified in this paragraph is correct, complete and in full force and effect as at a date no earlier than the date of this Facility Letter and (ii) no Event of Default or event or change having a Material Adverse Change on the Customer's business, operations,  property, condition  (financial or otherwise) or prospects, has occurred which is continuing and that the representationsand warranties contained in the General Commercial Agreement remain true and correct in all respects;

(vi)  a legal opinion confirming the capacity of the Customer to enter into the Facility Documents and enforceability of the Security documents;

6.  Security and support

6.1 The following security shall be provided (created and perfected) in favour of the Bank, in a form and manner satisfactory to the Bank, to secure the Facilities:

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.

 ICICI Bank

(i) An exclusive floating charge over the Collection Account and the Cash Margin ("Charge Over Cash").

(ii) Assignment of receivables under the Parent LC opened in favour of the Customer from time to time upon receipt of the Parent LC and before the issuance of the LC corresponding to the Parent LC ("Assignment of Receivables").

6.2  The Customer shall procure the following contractual comfort in favour of the Bank, in a form and manner acceptable to the Bank:

(A) Irrevocable and unconditional  personal guarantee  (the "Guarantee")  from  Mr. Lee Kwok Leung ("Guarantor") residing at Hong Kong.

(Documents required to create the above mentioned security and contractual comfort shall collectively be referred to as the "Security Documents").

6.3  Where a guarantee or Security is to be provided by a third party, you hereby consent to the Bank releasing to such person a copy or summary of the Facilities or information on your outstanding liabilities, whether actual or contingent, to the Bank and supplying such person with copies of any reminder, demand, and latest statement of accounts showing your outstanding liabilities to the Bank from time to time, and you shall provide the Bank with information concerning your and/or such person's condition and operations, financial or otherwise, as the Bank may from time to time reasonably request.

7.  Covenants and Undertakings

7.1  The Customer undertakes that as long as any utilisation of the Facilities may be made or the Bank shall have any claim, actual or contingent, against you in respect of the Facilities:

(i)  In respect of the financial year most recently ended and each such year ending during the term of the Facilities, the Customer will provide to the Bank, as soon as available but in any event within 6 months after the end of such financial year, sufficient copies of its statutory audited accounts.

(ii)  The Customer shall provide a debtor's statement on a quarterly basis to the Bank in the form and manner acceptable to the Bank.

(iii)  The Bank shall have the right to call for the stock audit at its discretion during the Availability Period of the Facilities.

(iv)  The proceeds of the Parent LC shall be paid directly to an account (the "Collection Account") without counterclaim, withholding, set-off or condition. The Bank shall use the amounts lying in the Collection Account towards settlement of dues under the Facilities and any amount over and above will be released to the Customer for every transaction. In the event sufficient funds are not available in the Collection Account, then the Customer shall provide the shortfall amount immediately on demand to the Bank.

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.

 ICICI Bank

(v) The Customer shall  promptly pay  on demand by the  Bank, any demurrage I costs arising as a result of or in connection with any non acceptance, non-payment or non-delivery of any documents of title required in relation to any Parent LC or LC and shall indemnify and keep indemnified the Bank to the fullest extent permitted by applicable law, on demand by it, in respect of any claims/losses/liabilities suffered by the Bank in this regard.

(vi)  The Customer shall provide an irrevocable power of attorney (the "Power of Attorney") in favour of the Bank from the Customer, authorising the Bank to present documents under each Parent LC and to draw invoices, bills of exchange and any other required documents under each Parent LC.

(vii)  The Customer shall ensure that the Charge over Cash and the Assignment of Receivables is perfected, to the satisfaction of the Bank, within 45 days from the date of this Facility Letter. in the event, the Customer is not able to perfect the above mentioned security of Charge over Cash and the Assignment of Receivables, the Customer shall be liable to pay an additional interest at the rate of the US Prime Rate plus 4 percent per annum.

8.  OFAC

(A)  The Customer acknowledges that the Sanctions may become applicable with respect to the Facility and/or transactions hereunder, including to any documentary credits and/or guarantees issued and/or disbursements and/or payments made by the Bank pursuant to this Facility Letter. Sanctions may pertain inter alia to the purpose and end use of the Facility, goods manufactured in or  originated  from/through  certain countries, shipment from/to/using certain countries, ports, vessels, liners and/or due to involvement of certain  persons and entities (including correspondent banks and the facility office). Consequently, disbursement, issuance, payment and/or processing under the Facility by the Bank may become subjected to the Sanctions and the Bank shall have the unconditional right to refuse to process any  transactions  that violate/may violate any Sanctions.

(B)  The Customer agrees to ensure that the transactions entered into pursuant to this Facility Letter do not violate any Sanctions and that no persons, entities or otherwise, currently  subject  to  any Sanctions  are involved in any transactions  hereunder. The Customer agrees that it shall not avail of the Facility or use the proceeds of the Facility in any  transaction with, or for the purpose of financing the activities of, any person currently subject to any Sanctions as aforesaid.

(C) The Customer hereby agrees to indemnify and hold harmless the Bank, to the fullest extent permitted by applicable law, for all losses and liabilities (including due to claims by a third party), incurred by the Bank as a result of any breach by the Customer of the Customer representations and undertakings contained herein pertaining to the Sanctions and/or due to any action taken by the Bank pursuant to the Sanctions. No action taken by the Bank pursuant to this Facility Letter, including grant of the Facility, issuance of any financial instruments thereunder or processing of any payments or transactions, nor any action taken by the Customer in relation thereto, shall be deemed to be a waiver of any of the Bank's rights under any provisions of this Facility Letter related to the Sanctions nor shall they act to relieve the Customer of the Customer's obligations or liabilities in relation thereto.

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.

 ICICI Bank

9.  RBI Declaration

(A) No director, managing agent, manager, employee of the Customer or of a subsidiary or holding company of the Customer, or of a guarantor, if any, on behalf of the Customer is a director of the Bank and no director of the Bank holds substantial interest in the Customer or subsidiary or holding company of the Customer.

(B) Except to the extent disclosed none of the directors of the  Customer,  is a director of a banking company (as defined under the Banking Regulation Act, 1949 of India) or specified near relation (as specified by RBI) of a director of a  banking company or a near relative of any senior officer of the Bank.

10.  Unconditional right of cancellation of Facilities

(A)  The Bank reserves the unconditional right to  cancel  the  limits  advanced/  to  be advanced under the Facility Documents (either fully or partially) without giving any prior notice to the Customer, on the occurrence of any one or more of the following:

(i)  in case the limits/part of the limits are not utilised by the Customer; or

(ii)  in case of Deterioration in the Creditworthiness of  the Customer in any manner whatsoever;  or

(iii)  in case of non-compliance of the terms and conditions of the Facility Documents.

For the purpose of this clause, Deterioration in the Creditworthiness shall mean and include without  limitation, the following events:

(a)  downgrade of the rating of the Customer by a Credit Rating Agency;

(b)  inclusion of the Customer and/or any of its Directors in the Reserve Bank of India's willful defaulters list;

(c)  closure of  a significant portion of the Customer's operating capacity;

(d)  decline in the profit after tax of the Customer by more than fifteen percent;

(e)  any adverse comment from the Auditor; and

(f) any other reason/ event in the opinion of the Bank constituting or which may constitute Deterioration in the Creditworthiness;

(B)  The Customer unconditionally agrees, undertakes to get itself rated by Credit Rating Agency/ies within a period of six months and/or at such intervals as may be decided by the Bank, failing which the Bank shall have the right to review the applicable interest rate and/or costs, charges and expenses, which shall be payable by the Customer/Guarantor and on such date/s or within such period as may be specified by the Bank.

"Credit Rating Agency" shall mean and refer to the domestic credit rating agencies such as Credit Analysis and Research Limited, CRISIL Limited, FITCH India and ICRA Limited and international credit rating agencies such as Fitch, Moodys and Standard & Poor's and such other credit rating agencies identified and/or recognized by the Reserve Bank of India from time to time.

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.

 ICICI Bank

11.  Illegality

11.1 If it becomes unlawful in any jurisdiction for  the Bank to perform any of its obligations as contemplated by this Facility Letter and/or or to maintain its participation in any LC and/or to maintain the BP/BD Facility:

(A)  the Bank shall promptly  notify the Customer  upon becoming aware of that event;

(B)  upon the Bank notifying the Customer, all commitments of the Bank under the Facilities will be immediately cancelled and the Bank shall not be obliged to continue to maintain the Facilities, to issue any further LCs and/or to disburse any funds under any bills; and

(C) the Customer shall on the date specified by the Bank in the notice delivered to the Bank (being no later than the last day of any applicable grace period permitted by law) repay all amounts outstanding under the Facilities to the Bank.

Where illegality has affected any LCs already issued, the aforesaid provisions shall apply mutatis mutandis, provided however that, the Customer shall take all action necessary to immediately discharge the respective LCs as directed by the Bank and/or shall promptly provide to the Bank security over cash collateral/term  deposits equivalent to the liability (actual or contingent, as the case may be) of the Bank under all outstanding LCs, in a form and manner satisfactory to the Bank, at the cost of the Customer.

12.  Material Adverse Change

12.1  "Material Adverse Change" shall mean and include:

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.

 ICICI Bank

i.
any material adverse change having occurred in any of the business, condition (financial or otherwise), operations, performance, properties or prospects or the ability of the Customer since March 31, 2013, if any;

ii.
any circumstance, change or condition (including the continuation of an existing condition) in the international or domestic commercial bank, loan syndication, financial or capital markets, political or economic conditions or currency exchange rates or exchange controls generally that, in the sole opinion of the Bank, would materially affect the conclusion of the Facilities;

iii.
any material adverse change having occurred in the Republic of India I domicile of the Customer (or in the financial markets in India/ domicile of the Customer) in which the Customer and/or its principal assets are located or in the market for loans to and debt securities of the Republic of India I domicile of the Customer, including downgrade of country rating of the Republic of India I domicile of the Customer; and

iv.
Any pending or threatened litigation, investigation or proceeding that may have a  material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of  the Customer or that purports to affect the Facilities or the transactions contemplated thereby;

In case of occurrence of any of the events above, the Bank will have the right, to be exercised in their sole discretion, to  renegotiate the terms and conditions with the Customer till the initial date of drawdown, or io terminate the Facilities set out herein.

13.  Market Disruption Event

(A)	Absence of Quotation

Subject to Clause B below, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the 11.00 am (London time) on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

(B)	Market disruption

(a)
Subject to any alternative basis agreed and consented to as contemplated by paragraphs (a) and (b) of Clause C below (Alternative basis of interest or funding), if a Market Disruption Event occurs in relation to a facility for any Interest Period, then the rate of interest shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the percentage rate per annum notified by the Bank as soon as practicable and in any event not later than five Business Days before  interest is due to be paid in  respect  of  that  Interest Period, as the cost to of funding from whatever source(s) it may reasonably select.

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.

 ICICI Bank

(b)
In relation to a Market Disruption Event under paragraph (c)(ii) below, if the percentage rate per annum notified by the Bank pursuant to paragraph (a)(ii) above shall be less than LIBOR, the cost of funding for the relevant Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR

(c)	In this Agreement Market Disruption Event means:

(i)
at or about noon (London time) on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to determine LIBOR for the relevant currency and Interest Period; or

(ii)
before 5.00 pm on the Business Day immediately following Quotation Day for the relevant Interest Period, the cost to the Bank for obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

(C)	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Bank or the each of the Customers so require, the Bank and each of the Customers so require shall enter into negotiations with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Bank and the Customer, be binding.

(c)
For the avoidance of doubt, in the event that no substitute basis for determining the rate of interest is agreed,  the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

"Business Day" shall mean a day (other than Saturday or Sunday) on which banks are open for general business in Hong Kong (and additionally in respect of determination of LIBOR, in London)

"LIBOR" means, in relation to any period for which an interest rate is to be determined, ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency for that period (or, if no rate is available for that period, an interpolated rate interpolating on a linear basis between the rate available for the longest period which is less than that period and the rate available for the shortest period which exceeds that period) as displayed on the applicable Reuters screen at or about 11.00 a.m. London time two Business Days before the start of that period provided that:

(a)	if the Reuters display service is not displaying that rate and that rate is also not available on any other rate display service acceptable to the Bank after consultation with the Customer; or

(b)
if the rate must be determined after that time, the rate per annum at which the Bank was offering deposits for a comparable amount in that currency to leading banks in the London interbank market for that period at or about the

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.

 ICICI Bank

time at which the rate is required to be determined and, if that rate is less than zero, LIBOR shall be deemed to be zero;

"Quotation Day" shall mean in relation to any period for which an interest rate is to be determined, two Business Days unless market  practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Bank in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Reference Banks" shall mean any two or more correspondent banks of the Bank as determined by it from time to time.

14.  Repayment on demand

Without prejudice to the generality of clause 1 (Repayment) of the General Commercial Agreement, the Facilities are repayable on demand and the Bank may (and you acknowledge and accept that the Bank may), at any time and without having to give any reason, terminate the Facilities and demand immediate repayment in full of all outstanding amounts under the Facilities and require you to pay to the Bank such sums as the Bank shall specify as being necessary to cover any future or contingent liabilities under the Facilities, and upon such demand being made by the Bank such amounts and sums shall be due and payable by you without further notice from the Bank. Such right may be exercised whether or not an Event of Default has occurred. All principal amounts shall be paid together with accrued interest, commission, discount and other bank charges (if any).

15.  Counterparts

15.1 This Facility Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Facility Letter.

16.  Governing Law and submission to Jurisdiction

16.1  This Facility Letter shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

16.2  Subject to paragraph 16.3, the parties irrevocably agree that the courts of Hong Kong shall have exclusive jurisdiction in relation to any legal action or proceedings arising out of or in connection with this Facility Letter ("Proceedings") and waive any objection to Proceedings in  such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

16.3  The parties agree that paragraph 16.2 operates for the benefit of the Bank and accordingly the Bank shall be entitled to take Proceedings in any other court or courts having jurisdiction.

This Facility Letter supersedes all previous facility letter(s), if any, relating to the Facilities. Unless the Bank expressly stipulates otherwise, all documents previously delivered to the

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.

 ICICI Bank

Bank continue to apply and to remain in full force and effect and shall continue to secure all your liabilities in relation to the Facilities.

  The Bank's offer to make available the Facilities under this Facility Letter shall expire on the date falling one month after the date of this Facility Letter or such later date as the Bank may agree (the "Expiry Date").

Your acceptance of this offer must be notified to the Bank on or prior to the Expiry Date, by delivering to the Bank this Facility Letter, duly accepted, and each of the other Facility Documents, duly completed and executed, as appropriate. Your acceptance of this Facility Letter shall constitute your agreement irrevocably to accept and to be unconditionally bound by all the terms and conditions set out in the General Commercial Agreement, this Facility Letter and each of the other Facility Documents (copies of which have also been  duly received, read and fully understood by you).

Please note that section 83 of the Banking Ordinance imposes on the Bank certain limitations on advances to persons (including firms, partnerships and companies) related to its directors, employees with lending authority or controllers (each person so related shall be referred to as a "Related Person"). When acknowledging and accepting this facility letter, you should advise us if you are, or any of your directors, shareholders, partners or managers is, a Related Person within the meaning of the Banking Ordinance. If subsequent to your acceptance of this facility letter, you become, or are aware that any of your directors, shareholders, partners or managers is or becomes, a Related Person, you should immediately advise us in writing.

This is an important legal document. The Bank recommends that before signing it, you should seek and obtain full and independent legal advice at your discretion.

Please sign (and, if applicable, arrange for each Security Party to sign) and return to the Bank the duplicate copy of this Facility Letter.

Unless the Bank receives duplicate copy of this Letter, duly signed in token of acceptance, within 30 days from the date of this Letter and unless agreements / documents are signed / executed in respect of the Facilities within 60 days from the date of this Letter, the Offer shall automatically lapse without any further communication from the Bank, unless the validity of the Offer is expressly extended I revived by the Bank in writing.

Yours faithfully,
for and on behalf of

ICICI BANK LIMITED, HONG KONG BRANCH

/s/ Seema Singh
Seema Singh

Assistant General Manager

April_, 2014

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.

 ICICI Bank

ACCEPTANCE BY CUSTOMER

I (We) hereby agree to the terms of this Facility Letter and all other Facility Documents to which I am (we are) party and confirm that I (we) accept and are bound by all the terms hereof and thereof. I (We) further confirm that all documents including Security Documents (other than any previous facility letter) executed in favour of the Bank prior to this Facility Letter remain effective and apply to and shall secure and/or govern my (our) liabilities in relation to the Facilities.

For and on behalf of
Green Dragon Wood Products Company Limited

Name:
Designation:
Date:

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.

 ICICI Bank

Annexure A

LC Facility Terms and Conditions

The issuance of any LC under the LC Facility and any other disbursement under the Facilities is subject to all of the following additional terms and conditions being complied with by the Customer/being procured by the Customer, to the satisfaction of the Bank:

(a)  The terms and conditions as well as the format of the Parent LC should be as acceptable to the Bank. The issuing bank of the Parent LC should be acceptable to the Bank. Except as agreed to in the Facility Documents, the  terms and conditions as mentioned in the LC shall be same as the Parent LC. Further, the Bank reserves the right  to include such clauses in the LC in order to ensure that the terms and conditions of the Parent LC are complied with. The Bank reserves the right to include terms and conditions in the LC to make it compliant.

(b)  The terms of the LC may vary to the terms of the Parent LC as follows

Amount: value of LC may be lower than that of the Parent LC; Dates: due date of the LC shall be later than that of the Parent LC;
Shipment: Last date of shipment of the LC shall be prior to or same as that of the Parent LC;
Unit Price: Unit Price of the LC shall be equal to or lower than that of the Parent LC.

(c)  Amendments to the Parent LC must be acceptable to the Bank. Upon acceptance of the amendment to the Parent LC, similar amendment will be carried out to the LC. If the beneficiary bank of the LC rejects the amendment, rejection message will be sent for amendment under the Parent LC.  If the beneficiary bank of the LC accepts the amendment, acceptance message will be sent for the amendment to the Parent LC. In the  absence of any explicit acceptance or rejection of amendment from beneficiary bank of  the LC and the beneficiary  bank  submitting  documents  that  are  not  in accordance with the amendment, the Bank shall also submit documents that are not in compliance with the amendment under the Parent LC.

(d)  The LC shall be issued against presentation of acceptable original of the Parent LC only. The Customer shall be the sole beneficiary of the Parent LC.

(e)  The Parent LC shall be restricted to the Bank for negotiation/deferred payment. However, the Bank may at its discretion waive the restriction.

(f)   The Parent LC shall only be advised through the Bank and the Parent LC should also allow the Bank to confirm the Parent LC.

(g)  The Parent LC should not allow or contain clauses allowing authorising that issuing bank to amend the Parent LC unilaterally.

(h)  The Parent LC shall be irrevocable, non-transferable with respect to the issuing bank of the Parent LC and shall not restrict assignment.

(i)  Usance period of the LC must be at least 15 days sight in case Parent LC is a sight LC or usance of at least 15 days more than the usance period of the Parent LC The due date under the LC shall fall later than the due date under the Parent LC.

(j)  The Parent LC and the LC issued hereunder shall be issued subject to Uniform Customs and Practice for Documentary Credits, sixth revision, published by the ICC (the "UCP 600") and governed by English laws or any other law acceptable to the Bank.

(k)  The Parent LC shall permit presentation of third party documents (including drafts) to be presented under it.                                                                     ·

(I)  The Parent LC shall require the bill of lading made to order and to be blank endorsed. Airway bill may be permitted at the discretion of the Bank. ·

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.

 ICICI Bank

(m)  The Parent LC shall provide a reimbursement or clear payment instruction.

(n)  lncoterms (being the "International Commercial Terms" as published by the International Chamber of Commerce ("ICC") therein) of the LC and Parent LC should be identical and may be varied at the sole discretion of the Bank.

(o)  The expiry date of the LC shall fall at least 15 days prior to the expiry date of the Parent LC. The LC shall expire at the counters of any Bank in Hong Kong.

(p)  The currency, the port of loading and the port of discharge as specified in the LC shall be the same as that specified in the Parent LC.

(q)  The last date of shipment under the LC shall be the same day of or a date prior to the last date of shipment under the Parent LC.

(r)  All documents required under the Parent LC shall be stipulated  in  the  LC  unless specifically agreed to by the Bank. The LC shall call for the same transport documents as under the Parent LC.

(s)  The aggregate value of the LCs opened shall not at any time exceed 90% of the aggregate value of the Parent LCs.

(t)  The Bank shall at its sole discretion permit any amendments to the LC and direct the necessary amendments to the Parent LC prior to  amendment  of  the  LC.  The Customer shall bear necessary amendment charges.

(u)  The Customer shall substitute the invoice (or any  other  relevant  documents),  bill of exchange and bill of lading as may be required under the Parent LC within 2 Business Days from the intimation of documents under the LC. In the event the Customer fails to  substitute the document as required under the Parent LC, the Bank shall reserve the  right under the Power of Attorney to replace and/or  forward  the  documents received under the LC to the Parent LC issuing bank without further reference to the Customer.

(v)  In the event, the Parent LC allows presentation till the expiry of the Parent LC, the period of  presentation of documents of the LC should be at least 15 days shorter than the period of presentation under the Parent LC; and in the event the Parent LC does not allow  presentation till the expiry of the Parent LC, 20 days shorter than the period of presentation under the Parent LC.

(w)  The Customer agrees that the Bank shall have the right to procure references in respect of the beneficiary of each LC from reputed sources of information, at the sole expense of the Customer, which expenses shall be promptly reimbursed by it on demand by the Bank.

(x)  The LC shall be opened as per the provisions of prevalent trade regulations and against valid import licenses, wherever applicable.

(y)  The Customer agrees and accepts that documents of title to goods and/  or transport documents received under an LC shall not be handed over to it.

(z)  In the event, the Parent LC calls for insurance, then requirement of insurance under the LC with regard to 110% of CIF value would be adjusted accordingly.

(aa) The Customer shall ensure that all underlying and related documents must be routed/channelled to the Bank to ensure sales proceeds are domiciled with the Bank to settle outstanding  corresponding  import financing.

(bb)Any other additional terms and conditions as specified by the Bank from time to time or for issuance of any particular LC

(cc) The Customer undertakes and agrees that all B/L and all other documents necessary for negotiation and collection under the Parent LC shall be endorsed to the Bank.

ICICI Bank Limited
Suite 15048-1506, Level 15		Regd. Office: Landmark", Race Course Circle
International Commerce Centre	Tel : (852) 2234 2600	Vadodara 390007.
1 Austin Road West	Fax: (852) 2234 7613	Corp. Office : ICICI Bank Towers, Bandra·Kurla
Kowloon, Hong Kong	Website : www.icicibank.hk	Complex, Mumbai 400051, India.